Exhibit 10.16

SUBLEASE II

This Sublease (“Sublease II”) is made as of the 25th day of January, 2008, (the “Effective Date”) by and between ACCRUENT, INC., a Delaware corporation (“ACC”), and CORNERSTONE OnDEMAND, INC., a Delaware corporation (“CSOD”), with regard to the following facts.

RECITALS

A.           Sapient Corporation, a Delaware corporation (“SAP”), and Water Garden Realty Holding LLC, a California limited liability company (successor-in-interest to CST Water Garden II, LLC, a Delaware limited liability company), as landlord (“Water Garden” or “Landlord”), are parties to that certain Office Lease Agreement dated May 8, 2000 (the “Lease”), whereby SAP leased from Water Garden those certain premises described as the fourth, fifth, and sixth floors in the South Tower (the “Master Premises”), located in the office building located at 1601 Cloverfield Avenue, Santa Monica. California (the “Building”) and more particularly described in the Lease, a copy of which is attached hereto as Exhibit A.

B.            ACC (successor-in-interest to MyContracts, Inc., a Delaware corporation), as subtenant, and SAP, as sublandlord, are parties to that certain sublease dated October 12, 2001, (“Original Sublease”) as amended by that certain (i) First Amendment to Sublease dated March 24, 2006 (the “First Sublease Amendment”); and (ii) Second Amendment to Sublease dated July 23, 2007 (the “Second Sublease Amendment”). The Original Sublease, First Sublease Amendment, and Second Sublease Amendment are collectively referred to as the “Sublease I”, whereby ACC subleased from SAP approximately 27,444 rentable square feet, (the “Original Sublease Premises”). A copy of Sublease I is attached hereto as Exhibit B.

C.            CSOD desires to sublease from ACC a portion of the entire Original Sublease Premises, measuring approximately 4,600 rentable square feet, and shown in attached Exhibit C (which shall be hereafter be referred to as the “Subleased Premises”), and ACC has agreed to sublease the Subleased Premises to CSOD upon the terms, covenants and conditions herein set forth.

D.            Capitalized terms not defined herein shall have the meaning ascribed in the Lease.

AGREEMENT

In consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows.

1.            Sublease II. ACC hereby leases and demises to CSOD and CSOD hereby hires and leases from ACC the Subleased Premises (“Sublease II”). ACC shall deliver the Subleased Premises broom-clean and free of all personal property, subject to Section 19(2) below.

2.            Term.

2.1          Sublease II Term. The term of this Sublease II (the “Sublease II Term”) shall commence (the “Commencement Date”) on the later of: (i) the date that SAP provides written consent to this Sublease II or (ii) the date that Water Garden provides written consent to this Sublease II.

2.2          The Sublease II Term shall expire on the first to occur of (x) November 30, 2011, (y) the expiration or termination of Sublease I, and (z) the expiration or termination of the Lease, unless terminated earlier as set forth in this Sublease II (the “Expiration Date”). CSOD shall have no right to exercise any renewal rights (if any) set forth in the Lease or Sublease I.

2.3          Possession of the Subleased Premises (“Possession”) will be delivered to CSOD upon completion of the ACC Improvements (defined herein).

Notwithstanding the foregoing, CSOD, at its option, may occupy the Subleased Premises prior to the delivery of Possession (as set forth in herein). Should CSOD exercise this option, CSOD shall begin paying rent on the day it begins to occupy the Subleased Premises. Early occupancy of the Subleased Premises shall not relieve ACC of its obligation to complete the ACC Improvements, which shall be performed in a commercially reasonable and diligent manner.

3.            Rent.

3.1          Base Rent. CSOD shall pay base rent (“Base Rent”) during the Sublease II Term in the following amounts:

Period of Time	Monthly Base Rent
Commencement Date – Month 12	$21,850.00
Month 13 – Month 24	$22,833.25
Month 25 – Month 36	$23,860.75
Month 37 – November 30, 2011	$24,934.48

Base Rent shall be payable monthly in advance on the first day of each month during the Sublease II Term and shall be pro rated for any partial month; CSOD shall pay ACC the Base Rent for the first full month of the Sublease II Term in the amount of $21,850.00 on the earlier of: (a) the date that Possession is delivered to CSOD; and (b) the date that CSOD occupies the Subleased Premises.

3.2          Additional Rent. In addition to monthly installments of Base Rent payable by CSOD with respect to the Subleased Premises, CSOD shall pay to ACC as Additional Rent, the share of any “Expense Excess” and any “Tax Excess” (as those terms are defined in the Lease) allocable to the Subleased Premises only (as opposed to the Original Sublease Premises), provided that for purposes of calculating the Expense Excess and Tax Excess, the Base Year shall be calendar year 2008. Such Additional Rent shall be payable as and when the Expense Excess and Tax Excess are payable by ACC and/or SAP to Landlord. If the Lease provides for the payment by ACC and/ or SAP of Expense Excess and Tax Excess on the basis of an estimate thereof, then as and when adjustments between estimated and actual Expense Excess and Tax Excess are made under the Lease, the obligations of ACC and CSOD hereunder shall be adjusted in a like manner; and if any such adjustment shall occur after the expiration or earlier termination of this Sublease II, then the obligations of ACC and CSOD under this SubSection 3.2 shall survive such expiration or termination. ACC shall, upon request by CSOD, furnish CSOD with copies of all relevant statements submitted by Landlord and/or SAP of actual or estimated Expense Excess and Tax Excess during the Sublease II Term. All amounts payable by CSOD under this Sublease shall be collectively referred to herein as “Rent.”

4.            Use. CSOD covenants and agrees to use the Subleased Premises in accordance with the provisions of the Lease and Sublease I and for no other purpose and otherwise in accordance with the terms and conditions of the Lease, Sublease I and this Sublease II.

5.            Lease. As applied to this Sublease II, the words “Sublandlord” and “Subtenant” as used in Sublease I shall be deemed to refer to ACC and CSOD hereunder, respectively. Except as otherwise expressly provided in Section 7 hereof, the covenants, agreements, terms, rights, obligations, provisions and conditions of Sublease I insofar as they relate to the Subleased Premises and insofar as they are not inconsistent with the terms of this Sublease II are made a part of and incorporated into this Sublease II as if recited herein in full. As between the parties hereto only, in the event of a conflict between the terms of the Lease and/or Sublease I and the terms of this Sublease II, the terms of this Sublease II shall control.

6.            Landlord’s Performance Under Lease.

6.1          [Intentionally deleted.]

6.2          Whenever the consent of Landlord or SAP shall be required by, or Landlord or SAP shall fail to perform their respective obligations under, the Lease or Sublease I, ACC agrees to use its diligent good faith efforts to obtain such consent and/or performance on behalf of CSOD, provided that ACC shall not be required to (i) commence legal action; (ii) expend its own funds; or (iii) prejudice any of its rights, except where necessary to perform its obligations under this Sublease II.

6.3          ACC covenants as follows: (i) not to voluntarily terminate this Sublease II except in the event of casualty or condemnation, (ii) not to modify Sublease I so as to materially adversely affect CSOD’s rights hereunder, and (iii) to take all actions reasonably necessary to preserve Sublease I and Sublease II.

6.4          ACC represents and warrants to CSOD that: (i) Exhibit A is a true, correct, and complete copy of the Lease, and that the Lease is in full force and effect and has not been amended or modified (except as set forth in the exhibit); (ii) Exhibit B is a true, correct, and complete copy of Sublease I, and that Sublease I is in full force and effect and has not been amended or modified (except as set forth in the exhibit); (iii) ACC has not entered into any other agreement with respect to the Subleased Premises that could adversely affect CSOD’s occupancy or that would impose any greater obligation on CSOD than as set forth in this Sublease II; (iv) no default has occurred under Sublease I, ACC has not received any notice of default under Sublease I, and that other than ACC’s periodic vacancy of portions of the Original Sublease Premises, ACC is not aware of any act or omission of ACC which, with the notice or passage of time or both, would constitute a default under Sublease I; (v) ACC has no knowledge of any claim by SAP that a default has occurred under any of the provisions of the Lease or Sublease I; (vi) to ACC’s knowledge, SAP is not in default under Sublease I; (vii) ACC shall cause to be delivered the Transfer Notice in accordance with Section 7 of Sublease I and Section 14.1 of the Lease and provide CSOD with a copy thereof; (viii) ACC shall pay any Transfer Premium required either by the Lease or Sublease I; and (ix) ACC has not received any notice of violation of any applicable laws, codes or regulations regarding the Subleased Premises nor is ACC aware of any such violation.

7.            Variations from Lease.

7.1          The term of this Sublease II and Rent payable under this Sublease II and the amount of the Security Deposit required of CSOD shall be as set forth in Sections 2, 3, and 20.

7.2          As between ACC and CSOD only: (i) all insurance proceeds or condemnation awards received by ACC under the Lease or Sublease I shall be deemed to be the property of ACC; and (ii) in the event of damage or destruction of the Subleased Premises, ACC shall have no obligation to rebuild and may terminate the Sublease II without any liability to CSOD.

7.3          Any notice which may or shall be given by either party hereunder shall be either delivered personally or sent by certified mail, return receipt requested, addressed to the party for whom it is intended at 1601 Cloverfield Blvd., Suite 620, Santa Monica, CA 90404, to the attention of Perry Wallack (if to CSOD), or to ACC, 1601 Cloverfield Blvd., Suite 500, Santa Monica, CA 90404, to the attention of Robert Pape (if to ACC), or to such other address as may have been designated in a notice given in accordance with the provisions of this Section 7.3.

7.4          All applicable terms and conditions of the Lease are incorporated into and made a part of this Sublease II as if ACC were the landlord and CSOD the tenant, and the Subleased Premises the Master Premises, except for the following: (i) Summary of Basic Lease Information, Sections 1, 2, 3, 4, 6.3, 7, 8, 9, 10, and 12; (ii) Sections 1.1.1, 1.3, 1.4, 1.5, 2.1, 2.2, 2.3, Article 3, (except as specifically incorporated pursuant to Section 3 above), 7.2, Article 8 (except to the extent specifically incorporated herein under Section 19 below), Sections 14.3, 14.8, 19.6, Article 21, Article 22, Sections 23.1, 23.5, Article 25, Sections 29.14 and 29.20 of the Lease and (iii) Exhibits A, C, D and F attached to the Lease. All applicable terms and conditions of Sublease I are incorporated into and made a part of this Sublease II as if ACC were the landlord and CSOD the tenant, and the Subleased Premises the Original Sublease Premises, except for the following: (i) Sections 1(a), 1(c), 3, 4, 5, and 7. ACC will exercise commercially reasonable efforts in attempting to cause SAP to perform its obligations under Sublease I, and Water Garden to perform its obligations under the Lease, for the benefit of CSOD, and CSOD shall be afforded any abatement of rent received from SAP or Water Garden with respect to the Subleased Premises as a result of an SAP or Water Garden default. Subject to Section 13 of Sublease I, if the Lease or Sublease I terminates, at the option of Water Garden or SAP, respectively, this Sublease II will terminate and the parties will be relieved of any further liability or obligation under this Sublease II. However, if either the Lease or Sublease I terminates as a result of a default or breach by ACC under the Lease, Sublease I, or this Sublease II, ACC will be liable to CSOD for the damage suffered as a result of the termination. Regardless, if Sublease I gives ACC any right to terminate Sublease I in the event of the partial or total damage, destruction, or condemnation of the Building, Master Premises, Original Sublease Premises, or Subleased Premises, the exercise of this right by ACC will not constitute a default or breach hereunder.

7.5          If CSOD desires to install improvements to the Subleased Premises (the “Tenant Improvements”): (i) CSOD shall construct the Tenant Improvements pursuant to plans and specifications approved by ACC, Landlord and SAP, if applicable, and in compliance with the terms of the Lease and Sublease I, if applicable, and applicable laws and codes; (ii) CSOD shall pay for the cost of the Tenant Improvements and any supervision fee required by ACC, Landlord or SAP; and (iii) CSOD shall be responsible for removing the Tenant Improvements at the end of the Sublease II Term if required by ACC, Landlord or SAP.

8.            Indemnity.

Each party shall indemnify, defend and hold the other harmless against all claims, suits, losses, expenses and liabilities (including reasonable attorneys’ fees) for bodily injury, personal injury, death and tangible property damage as a result of the negligence, intentional wrongful acts or omissions, misrepresentations, and/or illegal acts of the indemnifying party or any person for whose actions it is legally liable, provided that the indemnifying party is promptly notified, rendered reasonable assistance by the indemnified party as required, and permitted to direct the defense or settlement negotiations.

9.             Insurance. Prior to commencement of the Sublease II Term, CSOD shall deliver to ACC the policies of insurance specified in Article 10 of the Lease, naming each of ACC, SAP and Landlord as additional named insureds thereunder.

10.           Assignment or Subletting. Subject further to all of the rights of the Landlord and/or SAP under the Lease or Sublease I, as applicable, and the restrictions contained in the Lease and/or Sublease I, CSOD shall not be entitled to assign this Sublease II or to sublet all or any portion of the Subleased Premises without the prior written consent of ACC, which consent shall not be unreasonably withheld by ACC.

11.           Parking. CSOD shall have the right to use 3.96 unreserved parking spaces per 1,000 square feet leased, on the terms and conditions set forth in the Lease, as assigned to ACC under Sublease I. Based on the 4,600 square feet to be leased under this Sublease II, CSOD shall have the right to use eighteen (18) parking spaces. CSOD elects to use such eighteen (18) parking spaces and shall pay ACC directly for such parking spaces at the prevailing rate charged by Landlord.

12.           Severability.   If any term or provision of this Sublease II or the application thereof to any person or circumstances shall, to any extent, be invalid and unenforceable, the remainder of this Sublease II or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term or provision of this Sublease II shall be valid and be enforced to the fullest extent permitted by law.

13.           Entire Agreement; Waiver. This Sublease II, together with the Lease and Sublease I attached hereto and incorporated herein by this reference, contains the entire agreement between the parties hereto and shall be binding upon and inure to the benefit of their respective heirs, representatives, successors and permitted assigns. Any agreement hereinafter made shall be ineffective to change, modify, waive, release, discharge, terminate or effect an abandonment hereof, in whole or in part, unless such agreement is in writing and signed by the parties hereto.

14.           Captions and Definitions. Captions to the Sections in this Sublease II are included for convenience only and are not intended and shall not be deemed to modify or explain any of the terms of this Sublease II.

15.           Further Assurances. The parties hereto agree that each of them, upon the request of the other party, shall execute and deliver such further documents, instruments or agreements and shall take such further action that may be necessary or appropriate to effectuate the purposes of this Sublease II.

16.           Governing Law. This Sublease II shall be governed by and in all respects construed in accordance with the internal laws of the State of California.

17.           Brokers. ACC and CSOD represent to one another that each has dealt with no broker in connection with this Sublease II other than Cresa Partners on behalf of CSOD and Cushman & Wakefield of California, Inc. on behalf of ACC. ACC and CSOD shall indemnify, defend and hold one another harmless from and against any and all liability, loss, damage, expense, claim, action, demand, suit or obligation arising out of or relating to a breach by the indemnifying party of such representation.

18.           Consent of Landlord. The validity of this Sublease II shall be subject to the Landlord’s prior written consent hereto pursuant to the terms of the Lease and SAP’s prior written consent hereto pursuant to the terms of Sublease I.

19.           Condition of Subleased Premises. CSOD shall accept the Subleased Premises in their currently existing “as-is” condition and none of Landlord, SAP or ACC shall not be responsible for making any alterations or improvements to the Subleased Premises or for providing any improvement allowance to CSOD, provided that ACC shall conduct the following ACC Improvements at no cost to CSOD other than that which is detailed in sub-point 4, below:

(1)           Separately demise the Subleased Premises from the Original Sublease Premises by building a wall (in a location to be mutually agreed upon by CSOD and ACC), at no additional cost to CSOD, as described in Exhibits C and D herein,

(2)           Grant CSOD the use of any furniture ACC elects, in its sole discretion, to leave on the Subleased Premises for the Sublease II Term, at no charge to CSOD. ACC will provide an inventory of all such items that will be made available to CSOD as soon as practicable before the Commencement Date. Any furniture left on the Subleased Premises which CSOD does not wish to use will be removed by ACC at its own cost in a commercially reasonable time,

(3)           Secure the conference room door leading from ACC conference room to Sublease Premises, which shall remain secured during the Term of this Sublease II, and

(4)           CSOD shall be permitted to use the data and voice cabling, rack and patch panels located within the Sublease Premises as of the Commencement Date (“Cabling”). CSOD shall be able to modify the Cabling for its own use, upon the prior mutual agreement between both parties, at CSOD’s expense.

20.          Security Deposit. Subject to review and approval of CSOD’s financials, CSOD shall deposit with ACC, concurrently with the execution of this Sublease II, the sum of Twenty-Four Thousand Nine Hundred Thirty-Four Dollars and Forty-Eight cents ($24,934.48) (the “Security Deposit”) as security for the full and faithful performance by CSOD of its obligations under this Sublease II. If CSOD fully and faithfully performs all of its obligations under this Sublease II, the Security Deposit or so much thereof as has not theretofore been applied by ACC and is not due to ACC, shall be returned to CSOD at the expiration of the Sublease II Term. ACC shall not be required to keep the Security Deposit separate from its general account nor shall ACC be required to pay CSOD any interest on the Security Deposit.

21.          Notice and Payments.

To ACC:	Accruent
1601 Cloverfield Blvd., Suite 500
Santa Monica, CA 90404
Attn: Michael Cordova
Telephone No: (310) 526-5707
Facsimile No: (310) 526-6300
E-mail: michaelc@accruent.com

To CSOD:	Cornerstone OnDemand
1601 Cloverfield Blvd., Suite 620
Santa Monica, CA 90404
Attn: Perry Wallack
Telephone No: (310) 752-0200
Facsimile No: (310) 752-0199
E-mail: pwallack@cornerstoneondemand.com

22.           Right of First Offer. ACC grants to CSOD a right of first offer to sublease all or part of the remaining Original Sublease Premises (i.e., excluding the Subleased Premises) (the “Offer Space”) for a term expiring on the Expiration Date. ACC currently occupies the Offer Space. If ACC should elect to vacate and offer any or all of the Offer Space for sublet, subject to SAP’s exercise of its recapture rights under Sublease I, ACC shall notify CSOD of the terms under which ACC intends to offer all or any portion of the Offer Space for sublease. Provided CSOD is not then in material default or breach of this Sublease II, CSOD shall have ten (10) business days from receipt of ACC’s notification in which to notify ACC, in writing, of its election to sublease the portion of the Offer Space that is the subject of ACC’s notice upon the terms and conditions contained in ACC’s notice for a term expiring on the Expiration Date. If CSOD accepts ACC’s offer, this Sublease II shall be amended to incorporate the Offer Space that is the subject of ACC’s notice under the terms and conditions contained in said ACC’s notice for a term expiring on the Expiration Date. Such amendment shall be subject to the approval of SAP and Water Garden as provided in Sublease I and the Lease. Should CSOD reject or fail to timely respond to ACC’s notice, or should Water Garden or SAP reject the proposed amendment to this Sublease II, CSOD’s Right of First Offer as granted by this section shall be extinguished with respect to the portion of the Offer Space which was the subject of ACC’s notice. The foregoing notwithstanding, in the event that ACC receives a bona fide offer to sublease the “Offer Space,” then CSOD shall be presented with written notice of said offer and shall have two (2) business days to match said offer. If CSOD does match the offer, CSOD shall be entitled to lease the Offer Space subject to the terms of that offer. If CSOD does not match the offer, then ACC will have no further obligation to sublease the Offer Space to CSOD. Nothing in this section shall restrict ACC’s right to enter into a termination agreement with SAP to terminate ACC’s obligations with respect to the Offer Space under Sublease I; nor shall ACC be obligated to offer to sublease the Offer Space in the event of any such agreement which substantially reduces or eliminates ACC’s obligations under Sublease I.

IN WITNESS WHEREOF, the parties hereto have caused this Sublease II to be executed as of the day and year first above written.

ACCRUENT, Inc.,
a Delaware corporation

By:	/s/ Robert G. Pape
Robert G. Pape, CFO
[Printed Name and Title]

CORNRESTONE ONDEMAND,
a	/s/ Adam Miller

By:	Adam Miller
CEO
[Printed Name and Title]